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                                  EXHIBIT 11.1
                       COMPUTATIONS OF EARNINGS PER SHARE

                             Years ended December 31

                                                   2001         2000          1999         1998         1997
                                                   ----         ----          ----         ----         ----
Shares used in the computation
  of earnings per share1
     Weighted daily average
     of shares outstanding                       7,072,588    7,191,790    7,129,560    7,017,306    6,978,089

     Shares used in the computation
     of diluted earnings per share               7,219,229    7,340,729    7,318,520    7,267,602    7,246,011
                                                 =========    =========    =========    =========    =========

Net income used in the computation
     of earnings per common stock                  $12,419      $12,623      $11,403       $8,770       $5,869
                                                   =======      =======      =======       ======       ======

Basic earnings per share                          $  1.76      $  1.76       $  1.60      $  1.25      $  0.84
                                                  =======      =======       =======      =======      =======

Diluted earnings per share                        $  1.72      $  1.72       $  1.56      $  1.21      $  0.81
                                                  =======      =======       =======      =======      =======


1Retroactively adjusted for stock dividends and stock splits.
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